EMPLOYMENT AGREEMENT

This Agreement, effective as of October 9, 2006 (the “Effective Date”), is by and between John Z. Ferguson (the “Executive”) and a21, Inc., a corporation formed under the laws of the State of Delaware (the “Company” or “a21”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to render services to the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

1. EMPLOYMENT. The Company shall employ the Executive as its Chief Executive Officer, and the Executive hereby accepts such employment upon the terms and subject to the conditions hereinafter set forth, commencing on the Effective Date and continuing until terminated pursuant to Paragraph 4 hereof (the “Employment Period”).

2. DUTIES.

(a) The Executive shall act as the chief executive officer of the Company and shall report to the Company’s Board of Directors (the “Board”). The Executive will be responsible for managing and directing the Company’s operations and for such duties as may be assigned to him from time to time by the Board, and the Executive shall perform and discharge such duties diligently and faithfully, provided that such duties are consistent with the Executive’s position at the Company. Except when on vacation or for special circumstances, the Executive shall use his best efforts to, on a full-time basis, be (i) physically present (a) at the Company’s headquarters or (b) at another of the Company’s offices, or (ii) traveling on behalf of the Company. The Executive acknowledges that his position will require extensive travel.

(b) If the Board in writing directs the Executive to move his primary residence to the vicinity of the Company’s Jacksonville headquarters within nine months of the Effective Date, the Executive shall move his primary residence to the vicinity of the Company’s Jacksonville headquarters within one year of the Effective Date; provided the Company and Executive have in good faith negotiated a mutually acceptable relocation package for Executive. If the Board in writing directs the Executive to move his primary residence to the vicinity of the Company’s Jacksonville headquarters later than nine months after the Effective Date, but not later than two years after the Effective Date, the Executive shall move his primary residence to the vicinity of the Company’s Jacksonville headquarters within three months of the Board’s request; provided the Company and Executive have in good faith negotiated a mutually acceptable relocation package for Executive. Notwithstanding the foregoing, if the Executive moves his primary residence at the direction of the Board, the Company shall pay directly or reimburse Executive for the reasonable costs and expenses of relocating, including without limitation, (i) travel, transportation, meals, temporary lodging and similar related moving expenses, and (ii) closing costs, real estate commissions, attorney’s fees and other similar costs reasonably incurred by Executive in the relocation. All expenses subject to income tax shall be grossed up such that the state and federal tax effect to Executive is zero. The Company and the Executive agree to work in good faith to minimize the potential gross-up to the extent consistent with applicable laws and regulations. Executive shall not be required to relocate to the vicinity of the Company’s Jacksonville headquarters until his home in Chicago, Illinois is sold. If the Board in writing directs the Executive to move his primary residence in accordance with the foregoing provisions, the Executive covenants and agrees to use his best efforts to sell his home.

(c) The Executive shall devote his full business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company. The Executive may not, during the Employment Period, be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, which would not allow him to contribute his full business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company without the written consent of the Chairman of the Company. Nothing in this paragraph will be construed as preventing the Executive from investing his personal assets in businesses which do not compete with the Company and engaging in not-for-profit and civic activities that do not interfere with the Executive’s duties hereunder.

3. COMPENSATION.

(a) Salary. For services rendered by the Executive hereunder during the Employment Period, the Company shall pay Executive a base salary (the “Salary”) at the annual gross rate of Two Hundred Fifty Thousand Dollars ($250,000) in accordance with the Company’s ordinary payroll practices. An employment review will take place on an annual basis. Any increases in the Salary shall be determined on an annual basis by the Board in its sole discretion.

(b) Signing Bonus. Within ten (10) days after the beginning of the Employment Period, the Company shall pay the Executive a signing bonus of Twenty Five Thousand Dollars ($25,000) in accordance with its ordinary payroll practices.

(c) Bonus. During the Employment Period, the Executive will be eligible to receive a cash bonus (the “Bonus”) based on an EBITDA target for the Company (30% of total Bonus), a revenue target for the Company (30%) and other management objectives (40%) (the (“Targets”)). Within sixty (60) days after the beginning of each fiscal year beginning with the fiscal year ending December 31, 2007, the Board shall establish the Targets such that (i) upon achieving the first threshold for all of the Targets, the Company will pay the Executive a Bonus equal to thirty percent (30%) of the Salary; (ii) upon achieving the second threshold (which includes meeting the annual plan for all of the Targets) for all of the Targets, the Company will pay the Executive a Bonus equal to sixty percent (60%) of the Salary; and (iii) upon achieving the third threshold for all of the Targets, the Company will pay the Executive a Bonus equal to eighty percent (80%) of the Salary. All Targets and Bonus threshold levels will be determined by the Board in good faith after consultation with the Executive. Additional Bonuses, if any, shall be determined on an annual basis or otherwise as determined by the Board in its sole discretion. All Bonuses are subject to the Company’s ordinary payroll practices and payable within sixty (60) days after the end of each fiscal year. Notwithstanding the foregoing, for the fourth quarter of 2006, the Company shall pay the Executive a Bonus equal to (i) no less than Thirty Seven Thousand Five Hundred Dollars ($37,500), multiplied by (ii) the quotient of the number of days the Executive is employed by the Company in the fourth quarter of 2006 divided by the number of working days in the fourth quarter of 2006.

(d) Stock Options. Executive shall be entitled to receive, as soon as practicable following the Effective Date, nonqualified stock options in accordance with the terms of the a21 stock incentive plan (the “Plan”) and the standard stock option agreement thereunder; provided, however, that such options shall provide the Executive with the right to purchase 500,000 shares of a21 common stock (the “Stock”) at a purchase price equal to the greater of (i) the mean of the highest and lowest bid prices per share of the Stock on the Effective Date, and (ii) the average closing price of the Stock for the ten trading days prior to and including the Effective Date. Options to purchase 62,500 shares of Stock shall vest on the six month anniversary of the Effective Date and the remainder shall vest in forty-two (42) equal monthly shares on the first day of each month thereafter such that all of such options will be vested by the forty-eighth (48th) month anniversary of the Effective Date. The options shall be exercisable for a period of five (5) years from the Effective Date. All unvested options shall immediately vest (i) upon a change in control, as defined in the stock option agreement entered into pursuant to the Plan, (ii) in the event that the Company and the Executive negotiating in good faith are unable to reach an agreement, by no later than the three year anniversary of the Effective Date, regarding an extension of this Agreement or a new employment agreement and this Agreement is not earlier terminated pursuant to Sections 4(b)-(f) of this Agreement, or (iii) upon the Executive’s death or Disability.

(e) Restricted Stock. Executive shall be entitled to receive, as soon as practicable following the Effective Date, 500,000 shares of restricted Stock in accordance with a restricted stock agreement provided by the Company. 62,500 of such restricted shares shall vest on the six month anniversary of the Effective Date and the remainder shall vest in forty-two (42) equal monthly shares on the first day of each month thereafter such that all of such shares shall be vested by the forty-eighth (48th) month anniversary of the Effective Date. All unvested shares of restricted stock shall immediately vest (i) upon a change in control, as defined in the restricted stock agreement (ii) in the event that the Company and the Executive negotiating in good faith are unable to reach an agreement, by no later than the three year anniversary of the Effective Date, regarding an extension of this Agreement or a new employment agreement and this Agreement is not earlier terminated pursuant to Sections 4(b)-(f) of this Agreement, or (iii) upon the Executive’s death or Disability.

(f) Benefits. During the Employment Period, the Company shall pay One Thousand Four Hundred Dollars ($1,400) per month (the “Benefit Amount”) of medical, dental, life insurance, pension or other employee benefits for the Executive, each as determined by the Executive, whether the Executive elects to use the benefit plans provided by the Company from time to time or otherwise. The Company will increase the Benefit Amount by 5% in January of each year beginning with January 2008. The Company will permit the Executive to make contributions to the Company’s 401(k) plan, subject to the terms and conditions of such plan. The Executive is entitled to such amount of paid vacation as is in the best interests of the Company after coordination with the Chairman of the Board in consultation with the Board, which in no event shall be less than three (3) calendar weeks.

(g) Expense Reimbursement. The Executive is authorized to incur reasonable expenses related to the performance of his duties under this Agreement in accordance with budgets and guidelines established by the Company from time to time or otherwise approved by the Board. The Company shall promptly reimburse the Executive for all such documented expenses in accordance with its expense reimbursement policy in effect from time to time.

(h) Residence/Moving Expenses. From the Effective Date until the date that the Executive moves his primary residence to the vicinity of the Company’s then headquarters in accordance with Section 2(a) of this Agreement, the Company shall make available to the Executive a reasonably appropriate apartment in the vicinity of the Company’s headquarters. The Company agrees that it will reimburse the Executive’s reasonable moving expenses to move from his current home to a location referenced in Section 2(b) of this Agreement upon submission of such reasonable evidence thereof as the Company shall request. The Executive covenants and agrees to minimize the aggregate amount of the moving expenses to the extent reasonably practicable.

(i) Taxes. All payments and benefits provided to the Executive hereunder shall be reported as taxable income to the extent required by law and shall be subject to applicable income and payroll withholding taxes.

4. TERM AND TERMINATION.

(a) The term of this Agreement (the “Employment Period”) shall commence on the Effective Date and continue for thirty-six (36) months unless terminated earlier in accordance with this Paragraph 4.

(b) Termination Without Cause. Either party hereto may terminate this Agreement and the Executive’s employment for any reason at any time during the Employment Period, effective upon thirty (30) days prior written notice to the other party. In the event the Company terminates this Agreement and the Executive’s employment without Cause (as hereinafter defined), the Company shall, subject to Executive’s compliance with Sections 5, 6 and 7 hereof, the Executive’s resignation from all positions (including any directorships) with the Company or its Affiliates (as defined below) and the execution and delivery by the Executive of a separation agreement and general release, in a form reasonably acceptable to the Company, of all claims related to his employment or termination thereof through and including the date Executive signs such release, pay to the Executive (i) any unpaid Salary accrued as of the date of termination, (ii) Salary at the annual rate in effect on the date of termination for a period of six (6) months in installments in accordance with the Company’s ordinary payroll practices, (iii) a pro rata portion of any Bonus payable in respect of the fiscal year in which the date of termination occurs, and (iv) reimbursement of any outstanding business expenses for which Executive is entitled to be reimbursed in accordance with this Agreement up to and including the date of termination. The Executive shall not be entitled to any further payments or benefits from the Company or any of its Affiliates, except as required by any federal or state law requiring continuation of benefits and except as may be provided in any other agreement with the Company.

(c) Termination for Cause. The Company may terminate this Agreement and the Executive’s employment for Cause (as hereinafter defined) at any time, effective immediately upon giving the Executive written notice of such termination. As used herein, the term “Cause” shall mean any of the following events:

(i) the Executive’s conviction of or plea of guilty, nolo contendere, or no contest to a misdemeanor involving moral turpitude or a felony which may result in a term of imprisonment;

(ii) the Executive’s material breach of this Agreement or willful failure to carry out the lawful directives of the Board consistent with Paragraph 2(a) hereof (provided the Company has given the Employee advance written notice specifying the nature of such breach or failure to carry out the lawful directives of the Board and the Executive has not cured such breach within thirty (30) days of having received such notice); or

(iii) the Executive’s (A) willful gross misconduct, including, without limitation, dishonesty, fraud or theft, or (B) willful bad faith act or failure to act that is in the sole discretion of the Board injurious to the business or reputation of the Company.

In the event of termination for Cause, the Company shall pay to the Executive (i) any unpaid Salary accrued as of the date of termination, (ii) an amount equal to three months of the Salary, paid over a period of six (6) months in installments in accordance with the Company’s ordinary payroll practices, and (iii) reimbursement of any outstanding business expenses for which Executive is entitled to be reimbursed in accordance with this Agreement up to and including the date of termination. The Executive shall not be entitled to any further payments or benefits except as required by any federal or state law requiring continuation of benefits and except as may be provided in any other agreement with the Company.

(d) Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment shall terminate as of the date of his death. The Company shall pay to the Executive’s estate any unpaid Salary and the Executive’s estate shall not be entitled to any further payments or benefits from the Company or any of its Affiliates except as required by any federal or state law requiring continuation of benefits and except as may be provided in any other agreement with the Company.

(e) Disability. If the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him under this Agreement (referred to herein as a “Disability”) for (i) a period of ninety (90) consecutive days or (ii) for an aggregate of one hundred twenty (120) business days during any twelve (12) month period, the Company may terminate this Agreement and the Executive’s employment effective immediately after the expiration of either of such periods, upon giving the Executive written notice of such termination. Notwithstanding the foregoing provision, if it is determined by the Company that the Executive has a “disability” as defined under the Americans with Disabilities Act, the Executive’s employment shall not be terminated on the basis of such disability unless it is first determined by the Company, after consultation with the Executive, that there is no reasonable accommodation which would permit the Executive to perform the essential functions of his position without imposing an undue hardship on the Company.

In the event the Executive is determined to have a Disability hereunder and receives payments under any disability plan maintained by the Company for its employees or under any other arrangement maintained by the Company for the Executive or by the Executive, such payments shall reduce and offset any Salary payable to the Executive pursuant to Paragraph 3 hereof, to extent permitted under such plan or arrangement. In the event of termination pursuant to this Subparagraph 4(e), the Company shall pay to the Executive any unpaid Salary accrued as of the date of termination and the Executive shall not be entitled to any further payments or benefits from the Company or any of its Affiliates except as required by any federal or state law requiring continuation of benefits and except as may be provided in any other agreement with the Company.

(f) Good Reason. The Executive may, upon thirty (30) days’ written notice to the Company, terminate this Agreement and the Executive’s employment for Good Reason (as hereinafter defined). Upon a termination of Executive’s employment for Good Reason, subject to Executive’s compliance with Sections 5, 6 and 7 hereof, the Executive’s resignation from all positions (including any directorships) with the Company or its Affiliates and the execution and delivery by the Executive of a separation agreement and general release, in a form reasonably acceptable to the Company, of all claims related to his employment or termination thereof through and including the date Executive signs such release, the Executive shall be entitled to the benefits specified in Paragraph 4(b) of this Agreement. As used herein, the phrase “Good Reason” shall mean (i) the reduction of the Executive’s title and/or responsibilities to below those of a senior executive of the Company (except in connection with the termination of Executive’s employment for Cause or Disability or as a result of the Executive’s death, or temporarily as a result of the Executive’s illness or other absence), (ii) a material breach of this Agreement by the Company; provided the Executive has given the Company advance written notice specifying the nature of such reduction or breach and a period of at least thirty (30) days to cure such reduction or breach, (iii) the Company requires Executive to relocate his primary residence more than one time during the Employment Period of this Agreement, (iv) any reduction in Salary or Bonus opportunity, or (v) the failure by the Company to grant the Stock options and restricted Stock under Sections 3(d) and (e) of this Agreement within sixty (60) days after the Effective Date.

5. NON-SOLICITATION.

(a) Non-Solicitation of Employees and Consultants. The Executive hereby agrees that during the Employment Period and for a period equal to six (6) months after the Employment Period (the “Survival Period”), he shall not, directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual, who is or was at any time during the last twelve (12) months of the Executive’s employment by the Company, an employee or consultant of the Company, to terminate or refrain from renewing or extending his or her employment or relationship with the Company, or to become employed by or enter into a contractual relationship with the Executive or any other individual, person or entity. For the purposes of Paragraphs 5, 6 and 7 of this Agreement the term “Company” shall be deemed to include the Company and each of its Affiliates. For the purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with, such other person at any time during the period for which the determination of affiliation is being made.

(b) Non-Solicitation of Suppliers or Vendors. The Executive hereby agrees that during the Employment Period and the Survival Period he may not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a supplier of any product or service to the Company, or vendor of the Company (whether as a distributor, agent, commission agent, employee or otherwise), to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company.

(c) Non-Solicitation of Customers. The Executive hereby agrees that during the Employment Period and the Survival Period he may not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a customer of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with the Executive or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company.

6. CONFIDENTIALITY. The Executive agrees that, during the Employment Period and thereafter, the Executive shall not divulge to anyone, other than as necessary in the performance of his duties hereunder or as required by law or legal process, confidential information of the Company, its Affiliates or its customers, including, without limitation, know-how, trade secrets, customer lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data, drawings, samples, processes or products and other information disclosed to the Executive or known by him as a result of or through his employment by the Company, which is not generally known in the businesses in which the Company is engaged and which relates directly or indirectly to the Company’s products or services or which is directly or indirectly useful in any aspect of the Company’s business. In the event the Company is bound by a confidentiality agreement with a customer, supplier or other party regarding the confidential information of such customer, supplier or other party, which provides greater protection than specified above in this Paragraph 6, the provisions of such other confidentiality agreement shall be binding upon the Executive and shall not be superseded by this Paragraph 6. Upon the termination of the Executive’s employment hereunder or at any other time upon the Company’s request, the Executive shall deliver forthwith to the Company all memoranda, notes, records, reports, computer disks and other documents (including all copies thereof) containing such confidential information.

7. NON-COMPETITION. The Executive acknowledges that he has substantial experience and expertise, that in the course of providing services to the Company he will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that Executive’s services have been and will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that during the Employment Period and the Survival Period, the Executive shall not, directly or indirectly, anywhere in the entire United States and Europe, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other capacity with, or have any financial interest in, or aid or assist anyone else in the manufacture, sale or representation of products or the provision of services identical or similar to the products and services manufactured, sold, represented or provided by the Company, and which products or services are marketed to the same customer base as the products or services offered by the Company, at any time during the Employment Period or the Survival Period, or which are included in any business plans of the Company in existence and under consideration during the Employment Period and of which Executive was aware.

8. REASONABLE RESTRICTIONS. The parties acknowledge that (i) the type and periods of restriction imposed in this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of Company and the goodwill associated with the business of the Company, and (ii) that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement. Accordingly, you agree not to contest the validity or enforceability of any provision of this Agreement and agree that if any court should hold any provision of this Agreement to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms.

9. REMEDIES. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Paragraphs 5, 6 or 7 of this Agreement, it is agreed that in addition to its remedy at law, the Company shall be entitled to appropriate equitable relief in the form of specific performance, preliminary or permanent injunction, temporary restraining order or any other appropriate equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, it is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in Paragraphs 5, 6 and 7 to be reasonable for the purpose of preserving the Company’s goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time and scope of the restrictions in such Paragraphs is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of such Paragraphs shall not be rendered void but shall be deemed amended to apply as to the maximum time and scope permitted and to such other extent as the court may determine to be reasonable. Notwithstanding the foregoing, in the event the Company breaches any of its payment obligations under Section 4 of this Agreement (provided the Executive has given the Company written notice specifying the nature of such breach and a period of at least thirty (30) days to cure such breach), Executives obligations under Sections 5 and 7 of this Agreement shall terminate and be of no further force and effect after the expiration of such thirty (30) day period if the Company has not cured such breach.

10. SECTION 409A COMPLIANCE. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that the Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death, consistent with the provisions of Code Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the calendar year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

11. REPRESENTATION/WARRANTY. The Executive represents and warrants that he is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude him from accepting employment by the Company or which would preclude him from effectively performing his duties for the Company. The Company represents and warrants that it has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and that this Agreement is binding on the Company and enforceable against the Company in accordance with its terms.

12. NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed (seven (7) business days for international mailings), if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Paragraph 10 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Company:

a21, Inc.
7660 Centurion Parkway
Jacksonville, Florida 32256
Attention: Chairman of Compensation Committee, Board of Directors

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd L. Rothenberg, Esq.

If to the Executive:

John Z. Ferguson
At his residential address on
file at the corporate office of a21, Inc.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

13. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in New York County, State of New York, in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by New York law.

14. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is found to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such finding or construction shall not affect the remainder of the provisions of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision, and such invalid or unenforceable provision shall be modified automatically to the least extent possible in order to render such provision valid and enforceable, but only if the provision as so modified remains consistent with the parties’ original intent.

15. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of the Company. This Agreement may not be assigned by the Executive.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters contained herein and incorporates and supersedes all prior agreements between the parties concerning the employment of the Executive by the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

a21, INC.		EXECUTIVE

By:	/s/ Philip N. Garfinkle	/s/ John Z. Ferguson
	Name: Philip N. Garfinkle	John Z. Ferguson
Title: President and Chief Operating Officer